Exhibit 10.1
Confidential Communication to: «First_name» «Last_name»
One of the priorities of our management compensation program is to provide you with the opportunity to share in the long-term success of Air Products. You play an important role in the present and future performance of our Company. As a result of your performance during the past year, I am pleased to present your 2007 stock awards under the Company’s Long-Term Incentive Plan.
As in the past, our long-term incentive awards recognize your contributions to the business, align individual goals and performance with shareholder interests and the longer-term Company focus, and provide you with a competitive pay opportunity. Your 2007 awards include:
•	A Nonstatutory Stock Option to purchase «Stock_Option» shares of Common Stock at a purchase price of $67.23 per share, which is the 2 October 2006 closing sale price of a share of Common Stock; and
•	An award of «RSU» 4-Year Restricted Shares of Company Common Stock issued to you as of 3 October 2006; and
•	«Perf_Share» Deferred Stock Units with a three year ORONA performance period, each Unit (a “Performance Share”) being equivalent in value to one share of common Stock.
We are committed to offering long-term incentive awards for our employees who contribute to our success - both now and in the future. Thank you again for your dedication and on-going contributions to Air Products.
Your 2007 Awards are subject to and contingent upon your agreement to the conditions described in Paragraph 16 of Exhibit 1 (the “Conditions”). In order for your 2007 Awards to become effective, please print and countersign this letter, make a copy for your records, and return a copy of the letter to Jim Bell, Manager of Compensation, by 20 November 2006 in acknowledgment of your agreement to the Conditions.
This letter, together with its Exhibit, constitutes the agreement governing your 2007 Awards (this “Awards Agreement”). Your 2007 Awards are also at all times subject to the applicable provisions of the Long-Term Incentive Plan (the “Plan”) and to any determinations made by the Management Development and Compensation Committee of the Board of Directors (or its delegate) with respect to your 2007 Awards as contemplated or permitted by the Plan or the Conditions. In addition, the Committee has established a one-year holding period for a portion of your Nonstatutory Stock Option. You are expected to hold, for one year, 50% of the net shares (after taxes and commissions) that you receive upon an exercise of the Stock Option.
Neither your 2007 Awards, this Awards Agreement or the Plan constitute a contract of employment, nor do they guarantee your continued employment for any period required for all or any of your 2007 Awards to vest or become exercisable, or to be earned or paid out. Except as otherwise indicated all capitalized words used in this Awards Agreement have the meanings described in the Plan.

WITNESSETH the due execution of this Awards Agreement at Allentown, Pennsylvania effective as of the 2nd day of October 2006 intending to be legally bound hereby.

AIR PRODUCTS AND CHEMICALS, INC.

By:

John P. Jones III
ACKNOWLEDGED AND AGREED this
                     day of                                         , 2006

               «First_name» «Last_name»
Exhibit

EXHIBIT I
AIR PRODUCTS AND CHEMICALS, INC. (the “Company”)
LONG TERM INCENTIVE PLAN
FY2007 AWARD AGREEMENT
1.	As described in the foregoing grant letter, you are hereby granted FY2007 Awards consisting of Stock Options (“Options”), shares of Company Common Stock (“Restricted Shares”), and Deferred Stock Units to be called “Performance Shares” under the Air Products and Chemicals, Inc. Long Term Incentive Plan as amended and restated on January 26, 2006 (the “Plan”). The Options are “Nonstatutory Stock Options” as described in Section 6 of the Plan. The Restricted Shares are described in Section 8 of the Plan. The Deferred Stock Units are described in Section 9 of the Plan. The Management Development and Compensation Committee of the Company’s Board of Directors has approved these Awards subject to the applicable provisions of the Plan and the terms of this Agreement, and contingent upon your execution of this Agreement. All capitalized terms used in this Agreement have the meaning ascribed to them in the Plan.
2.	Each Option entitles you to purchase one share of Common Stock (“Share”) at a purchase price of $67.23 as described below. You can first purchase Shares as follows: (i) up to one-third of the Shares may be purchased on or after 2 October 2007 and (ii) up to an additional one-third of such Shares may be purchased on or after 2 October 2008 and 2009, respectively. The Options were granted on 2 October 2006 and will continue for a period of ten (10) years from such grant date and will expire and no longer be exercisable on 2 October 2016.
3.	You may purchase Shares by providing to the Company’s agent, Fidelity Brokerage Services, LLC (“Fidelity”), notice of exercise of the Option in a form designated by Fidelity and the full purchase price of the Shares. Payment of the purchase price and applicable taxes may be made in cash or by providing an irrevocable exercise notice coupled with irrevocable instructions to Fidelity to simultaneously sell the Shares and deliver to the Company on the settlement date the portion of the proceeds representing the purchase price and any taxes to be withheld. Payment of the purchase price may also be made by delivery or attestation of ownership of other shares of Common Stock owned by you, in which case the number of Shares acquired in the exercise will be reduced by an amount equal in value to the amount of any taxes required to be withheld.
4.	Your Options terminate as of the close of business on the last day of your employment with the Company or a Subsidiary, unless your employment ends due to your death, Disability or Retirement on or after 30 September 2007. Upon your, death, Disability or Retirement on or after 30 September 2007, any exercisable portion of the Options will be extended for the remaining term of the award and any unexercisable portion will become exercisable as if you have continued to be an active employee of the Company or a Subsidiary and will not be forfeited. Notwithstanding the above, if your employment with the Company or a Subsidiary is involuntarily terminated on or after 30 September 2007 due to action necessitated by business conditions, including, but not limited to, job eliminations, workforce reductions, divestitures of facilities, assets or businesses, sale by the Company of a Subsidiary or plant closing, your Options which are exercisable will not be terminated but will continue to be exercisable in accordance with their terms for six months following your last day of employment with the Company or a Subsidiary. In addition, if you are involuntarily terminated due to business conditions after 30 September 2007 but before 2 October 2007, one-third of your Options will become exercisable on 2 October 2007 and will be exercisable for six months following your last day of employment with the Company or a Subsidiary. A similar accommodation will be made for involuntary terminations due to business conditions between 30 September and 2 October of 2008 and 2009.
5.	In the event of a Change in Control, the Options become exercisable on the later of the Change in Control or the first date more than six months from grant.
6.	Options are nonassignable and nontransferable except to your Designated Beneficiary, by will or the laws of descent and distribution, or by gift to family members or to trusts of which only family members are beneficiaries. Transfers by gift can be made only after the Option has become exercisable and subject to such administrative procedures and to such restrictions and conditions as the officers of the Company shall determine to be consistent with the purposes of the Plan and the interests of the Company and/or to be necessary or appropriate for compliance with all applicable tax and other legal requirements. Subject to the foregoing, you may transfer Options by gift only by delivering to the Company at its principal offices in Allentown, Pennsylvania, written notice of the intent to transfer the Options on forms to be provided by the Company.
7.	The Restricted Shares shall be issued to you, contingent upon your execution of this Agreement, as of October 3, 2006. Upon issuance of the Restricted Shares, you shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Restricted Shares and receive all dividends or other distributions paid with respect to the Restricted Shares, subject to the restrictions contained in Paragraph 8 below. In the event of any change in the outstanding shares of Common Stock of the Company or the occurrence of certain other events described in Section 12 of the Plan, an equitable adjustment of the number of Restricted Shares covered by this Agreement shall be made consistent with the impact of such change or event upon the rights of the Company’s other shareholders, and any additional shares of Common Stock issued to you as a result of such adjustment shall be Restricted Shares subject to this Agreement, including, without limitation, the restrictions contained in Paragraph 8.
8.	The “Restriction Period” with respect to the Restricted Shares shall be the period beginning 3 October 2006 and ending on the earliest of 1 October 2010; your death, Disability or Retirement on or after 30 September 2007, or a Change in Control of the Company. During the Restriction Period, the Restricted Shares may not be sold, assigned, transferred, encumbered, or otherwise disposed of by you; provided however, that upon your exercise of Stock Options, such Restricted Shares may be used to pay the purchase price by attestation, with the stipulation that the Restricted Shares attested will remain subject to the restrictions of this Paragraph 8 and the terms of this Agreement. If your employment by the Company and all its Subsidiaries is terminated for any reason prior to 30 September, 2007, or for any reason other than death, Disability or Retirement prior to 1 October 2010, the Restricted Shares shall be forfeited in their entirety; provided that, in the event of a Change in Control of the Company, your rights to the Restricted Shares shall become immediately transferable and nonforfeitable.

9.	At the end of the Restriction Period, and, if earlier, upon your election to include the value of the Restricted Shares in your federal taxable income pursuant to Internal Revenue Code Section 83(b), payment of taxes required to be withheld by the Company must be made. When taxation occurs at the end of the Restriction Period, applicable taxes will be withheld by reducing the number of the Restricted Shares issued to you by an amount equal in market value to the taxes required to be withheld. In the event you make a Section 83(b) election, applicable taxes must be paid in cash to the Company at the time the election is filed with the Internal Revenue Service.
10.	In the event your employment is terminated due to your death on or after 30 September 2007, the Restricted Shares shall be transferred free of restriction, reduced by any applicable taxes, to your Designated Beneficiary or, if none, to your legal representative.
11.	The Performance Shares granted to you will be earned at the percentage indicated on Attachment 1 for the level of average annual ORONA achieved for a three year performance cycle ending 30 September 2009. Subject to the forfeiture conditions contained in Paragraph 12, each earned Performance Share will entitle you to receive, at the end of the Deferral Period (as defined below), one share of Company Common Stock.
12.	The Deferral Period will begin on the date of this Agreement and will end on 1 October 2009. If your employment by the Company and all its affiliates is terminated for any reason prior to 30 September 2007, all your Performance Shares will be automatically forfeited in their entirety. If your employment by the Company and all its affiliates terminates on or after 30 September 2007, but during the Deferral Period, other than due to death, Disability or Retirement, you will forfeit all of your Performance Shares. If your employment by the Company and all its affiliates is terminated on or after 30 September 2007, but during the Deferral Period, due to death, Disability or Retirement, you will forfeit a pro-rata portion of your earned Performance Shares which portion in each case shall be based on the number of full months you worked following the grant date.
13.	Performance Shares earned and not forfeited shall be paid, reduced by the number of shares equal in market value to any applicable taxes, as soon as administratively practical after the end of the Deferral Period, in shares of Company Common Stock. No cash dividends or other amounts shall be payable with respect to the Performance Shares during the Deferral

Period. At the end of the Deferral Period for each earned and nonforfeited Performance Share, the Company will also pay to you a cash payment equal to the dividends which would have been paid on a share of Common Stock during the Deferral Period(“Dividend Equivalents”), net of applicable taxes.
14.	If your employment by the Company or a Subsidiary terminates during the Deferral Period due to death, payment in respect of earned Performance Shares that are not forfeited and of related Dividend Equivalents shall be made to your Designated Beneficiary or, if none, your legal representative, net of applicable taxes.
15.	In the event of any change in the outstanding shares of Common Stock of the Company or the occurrence of certain other events as described in Section 12 of the Plan, an equitable adjustment of the number of Performance Shares covered by this Agreement shall be made as provided in the Plan.
16.	Notwithstanding the above, your FY2007 Awards are granted subject to forfeiture for breach of the following conditions (“Conditions”):
(i)	You continue to comply with the terms of your employee patent and trade secret agreement and with all other agreements with, and obligations and duties to, the Company and any of its subsidiaries and affiliates (hereafter, together, the “Company”), and refrain from conducting yourself in a manner adversely affecting the Company;

(ii)	Without limiting the generality of the foregoing, while employed by the Company and for two years following your separation from service with the Company for any reason, you
o	Refrain from engaging in any activity in competition with the Company, whether as an officer, director, employee, consultant, advisor, agent, broker, independent contractor, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person or other entity;

o	Refrain from undertaking any employment or activity wherein the fulfillment of your duties would call upon you to reveal, to make judgments on, or otherwise to use any “confidential information” of the Company;

o	Refrain from directly or indirectly, either for yourself or for any other person, diverting or taking away or attempting to divert or take away (or calling on or soliciting or attempting to call on or solicit) any of the Company’s customers or patrons, including but not limited to those upon whom you called or whom you solicited or with whom you became acquainted while employed by the Company; and

o	Refrain from directly or indirectly or by action in concert with others, inducing or influencing (or seeking to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by the Company to terminate his or her employment or engagement.
If, in the Committee’s sole discretion, it is determined that you have breached any of the foregoing Conditions, after notice by registered mail directed to your last known address, all of your outstanding awards under the Plan, including any unexercised Options and any Restricted Shares which are still subject to restriction will be completely terminated. Notwithstanding any other provisions hereof, following or in connection with a Change in Control, the foregoing Conditions shall lapse and be of no further force or effect.
17.	Neither your FY2007 Awards, this Award Agreement, nor the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your Options to vest or become exercisable.

ATTACHMENT I
ORONA Schedule for Performance Period
2 October 2006 – 30 September 2009

ORONA	Earnout Factor
13%	200%

12%	100%

11%	50%

10%	35% subject to further reduction at the discretion of the Committee